Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Third Quarter and First Nine Months of 2009

SHAKOPEE, Minn.--(BUSINESS WIRE)--November 12, 2009--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the third quarter and nine months ended September 30, 2009.

Canterbury Park Holding Corporation (the “Company”) earned net income of $16,395 on net revenues of $12,150,722 for the three months ended September 30, 2009, compared to a net loss of $40,795 on net revenues of $13,236,420 for the same period in 2008. Net income was $160,070 on revenues of $31,506,152 for the nine months ended September 30, 2009, compared to net income of $422,666 on net revenues of $37,241,376 for the same period in 2008. Diluted earnings per share for the third quarter of 2009 were $.00 compared to a diluted loss per share of $.01 for the third quarter of 2008. Diluted earnings per share for the nine month period ended September 30, 2009 were $.04 compared to diluted earnings per share of $.10 for the nine month period ended September 30, 2008.

Revenues for the third quarter of $12.2 million decreased 8.2% when compared to revenues in the third quarter ended September 30, 2008. This decrease reflects a 11.9% decrease in Card Club revenues, a 10.0% decrease in pari-mutuel revenues, and a decrease in concessions revenues of 5.5%. Operating expenses decreased 8.8% for the quarter compared to last year. Further results for the third quarter and first nine months of 2009 are presented in the accompanying table, and additional information regarding the Company’s financial results will be provided in the Company’s Form 10-Q Report that will be filed on November 13, 2009 with the Securities and Exchange Commission.

Randy Sampson, President and CEO, commented: “2009 third quarter and nine month results reflect the adverse impact of several factors. First, our business continues to be severely affected by reduced discretionary spending caused by the weak economy, which has had a particularly significant impact on the gaming and entertainment industries. Second, competition from Running Aces Harness Park, a harness track and card club located approximately 60 miles from our facility that opened in 2008, has had a direct negative effect on both the Company’s pari-mutuel and card club revenue. Finally, to keep the purse structure for our live meet as competitive as possible, the Company ran five fewer live race days in 2009, which reduced wagering and concessions revenues.”

Mr. Sampson continued: “To meet these challenges, we are continuing our cost containment efforts and implementing efficiencies across the organization which has resulted in a decrease in operating expenses of 14.7% for the nine months ended September 30, 2009. In addition, we are in the process of upgrading our card club marketing and promotions programs to attract new patrons and increase visits by existing patrons. We believe these efforts, combined with our positive cash flow and solid financial condition, will position us for future growth when the economy improves.”

About Canterbury Park: One of Minnesota’s largest and well-known entertainment venues, Canterbury Park hosts pari-mutuel wagering and card games at its facility in Shakopee, Minnesota. Pari-mutuel wagering is offered on live thoroughbred and quarter horse races each summer, and simulcast wagering on races held at out-of-state racetracks is available year-round. Canterbury Park’s Card Club hosts a variety of poker and casino style card games 24 hours a day. Canterbury Park also derives revenues from related services and activities, such as concessions, parking, admissions, programs, and from other entertainment events held at the facility. To learn more about Canterbury Park, visit our website at www.canterburypark.com.

Cautionary Statement: This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months Ended Sept. 30, 2009	Three Months Ended Sept. 30, 2008	Nine Months Ended Sept. 30, 2009	Nine Months Ended Sept. 30, 2008

Operating Revenues, (net)	$12,150,722	$13,236,420	$31,506,152	$37,241,376

Operating Expenses	$12,111,495	$13,280,862	$31,183,155	$36,551,066

Non-Operating Income, (net)	$11,968	$14,845	$19,773	$97,156

Income (Loss) before Income Tax Expense	$51,195	($29,597)	$342,770	$787,466

Income Tax Expense	($34,800)	($11,198)	($182,700)	($364,800)

Net (Loss) Income	$16,395	($40,795)	$160,070	$422,666

Basic Net (Loss) Income Per Common Share	$0.00	($0.01)	$0.04	$0.11

Diluted Net (Loss) Income Per Common Share	$0.00	($0.01)	$0.04	$0.10

CONTACT:
Canterbury Park
Randall D. Sampson, 952-445-7223